Exhibit 99 (a)

                PetroCorp Reports Third Quarter and Nine Months

    TULSA, Okla.--(BUSINESS WIRE)--Nov. 13, 2003--PetroCorp
Incorporated (AMEX:PEX) reported today the results of its operations for the third quarter and first nine months of the year 2003.

    Third Quarter Highlights

    PetroCorp reported third quarter 2003 net income from continuing operations of $1.7 million or $0.13 per share. This represents a 96% increase over the $0.9 million or $0.07 per share for the third quarter 2002.
    Total revenues from continuing operations increased 20% to $8.7 million for the third quarter 2003 compared to $7.3 million in the third quarter 2002. The revenue increase resulted from higher oil and gas prices received, partially offset by volume decreases due to the October 2002 sale of PetroCorp's Alabama properties and normal production declines.
    The Company's natural gas production was 1,108 MMcf for the third quarter 2003 compared to 1,184 MMcf in the third quarter 2002 and oil production decreased to 99 MBbls from 121 MBbls, resulting in the Company's overall equivalent production decreasing to 1,702 MMcfe from 1,910 MMcfe. Slightly more than 50% of the production decrease is attributed to the sale of Alabama properties in the second half of 2002.
    Average natural gas price received during the third quarter 2003 was $5.11 per thousand cubic feet (Mcf) compared to $3.31 per Mcf for the third quarter 2002. The average crude oil price received was $29.47 per barrel for the third quarter 2003 compared to $26.55 per barrel for the third quarter 2002.
    In addition, the Company reported a decrease to the estimated gain from the sale of its Canadian subsidiaries of $337,000 ($0.02 per share), net of tax, which is included in discontinued operations.

    Nine Months Highlights

    Net income from continuing operations was $9.6 million, or $0.75 per share, for the first nine months 2003 compared to $2.6 million, or $0.21 per share, for 2002.
    Average natural gas prices for continuing operations increased 88% to $5.57 per Mcf for the first nine months 2003 from $2.96 per Mcf for 2002. Oil prices increased 29% to $30.23 per barrel in 2003 from $23.47 per barrel in 2002 and oil volumes decreased to 315 MBbls from 367 MBbls. Gas volumes decreased to 3,231 MMcf from 3,970 MMcf. Total revenues from continuing operations increased to $27.9 million for the first nine months 2003 compared to $20.6 million for 2002.
    PetroCorp closed the previously announced sale of its Canadian subsidiaries on March 5, 2003 generating approximately $109 million of proceeds, net of tax. This transaction allowed the Company to retire all its existing debt and resulted in a gain of $33.3 million. Additionally, PetroCorp reported net income from these subsidiaries (Discontinued Operations) from January 1, 2003 to March 5, 2003 of $2.1 million.
    In addition to the $35.4 million associated with the Discontinued Operations, PetroCorp recorded a charge of $3.0 million for the cumulative effect of an accounting change resulting from the adoption of Financial Accounting Standard Number 143. All amounts are net of related tax effects.

    Company Sale Update

    On August 14, 2003, the Company announced that it had entered into a definitive agreement to be acquired by Unit Corporation. The agreement is subject to approval by the Company's shareholders and other customary closing conditions and is expected to close in the fourth quarter of 2003 or early in 2004. If the merger is completed, the Company's shareholders will be entitled to receive, for each share owned, a minimum of $13.37 in cash at the closing, plus up to $0.50 per share in the form of cash distributions from an escrow account set up to settle or satisfy certain of the Company's contingent tax and litigation liabilities.
    PetroCorp Incorporated is a Tulsa, Okla.-based publicly traded energy company engaged in the exploration, production, acquisition and enhancement of oil and natural gas reserves in the Mid-Continent and Gulf Coast regions in the United States. For more information on PetroCorp, go to www.petrocorp.com.
    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from these expectations. Among the factors that could cause actual results to differ materially are the timing and success of the company's drilling activities, the volatility of the prices and supply and demand for oil and gas, the numerous uncertainties inherent in estimating quantities of oil and gas reserves and actual future production rates and associated costs, the usual hazards associated with the oil and gas industry (including blowouts, cratering, pipe failure, spills, explosions and other unforseen hazards), and increases in regulatory requirements, as well as other risks described from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

                                                                  Exhibit 99 (b)

                        PETROCORP INCORPORATED
                        ----------------------
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           -----------------------------------------------
                 (in thousands, except share amounts)
                             (Unaudited)



                                     For the three     For the nine
                                          months           months
                                         ended              ended
                                      September 30,      September 30,
                                     ---------------  ----------------

                                       2003    2002     2003     2002
                                     ------- -------  ------- --------
Revenues:
     Oil and gas                     $8,577  $7,126  $27,528  $20,369
     Other                              135     129      351      234
                                     ------- -------  ------- --------
                                      8,712   7,255   27,879   20,603
                                     ------- -------  ------- --------
Expenses:
     Production costs                 2,913   2,787    7,908    7,878
     Depreciation, depletion and
      amortization                    1,887   1,803    5,180    6,253
     General and administrative         719     506    1,999    1,244
     Other operating expenses            29      11       84       75
                                     ------- -------  ------- --------
                                      5,548   5,107   15,171   15,450
                                     ------- -------  ------- --------
Income from operations                3,164   2,148   12,708    5,153
                                     ------- -------  ------- --------
Other income (expenses):
     Investment income                  238       9      468      115
     Interest expense                   (74)   (376)    (490)  (1,226)
     Other income (expenses)           (773)   (247)   2,361        8
                                     ------- -------  ------- --------
                                       (609)   (614)   2,339   (1,103)
                                     ------- -------  ------- --------
Income from continuing operations
 before income taxes and
 accounting change                    2,555   1,534   15,047    4,050
                                     ------- -------  ------- --------
Income tax provision:
     Current                            653      14    2,304      (13)
     Deferred                           215     661    3,125    1,425
                                     ------- -------  ------- --------
                                        868     675    5,429    1,412
                                     ------- -------  ------- --------
Income from continuing operations
 before accounting change             1,687     859    9,618    2,638
Discontinued operations:
     Income from discontinued
      Canadian operations (net
      of applicable taxes of nil,
      $780, $1,530 and $2,028)           --   1,314    2,113    2,961
     Gain on sale of Canadian
      subsidiaries (net of taxes
      (benefit) of ($198) and
      $19,573)                         (337)     --   33,327       --
                                     ------- -------  ------- --------
Income before cumulative effect of a
 change in accounting principle       1,350   2,173   45,058    5,599
Cumulative effect on prior years of
 accounting change, less applicable
 income taxes of $1,743                  --      --   (2,969)      --
                                     ------- -------  ------- --------
Net income                           $1,350  $2,173  $42,089   $5,599
                                     ======= ======= ======== ========

Net income per common share - basic
     Income from continuing
      operations                      $0.13   $0.07    $0.75    $0.21
     Income from discontinued
      operations                      (0.02)   0.10     2.80     0.24
     Cumulative effect of change in
      accounting principle               --      --    (0.23)      --
                                     ------- -------  ------- --------
     Net income                       $0.11   $0.17    $3.32    $0.45
                                     ======= ======= ======== ========

Net income per common share - diluted
     Income from continuing
      operations                      $0.13   $0.07    $0.75    $0.21
     Income from discontinued
      operations                      (0.02)   0.10     2.77     0.23
     Cumulative effect of change in
      accounting principle               --      --    (0.23)      --
                                     ------- -------  ------- --------
     Net income                       $0.11   $0.17    $3.29    $0.44
                                     ======= ======= ======== ========

Weighted average number of common
 shares - basic                      12,684  12,570   12,661   12,563
                                     ======= =======  ======= ========

Weighted average number of common
 shares - diluted                    12,847  12,653   12,796   12,670
                                     ======= =======  ======= ========



    CONTACT: PetroCorp Incorporated, Tulsa
             Steven R. Berlin/Gary R. Christopher, 918-491-4500